SUB-ITEM 77D

The MFS New Endeavor Fund, a series of MFS Series Trust X, added disclosure regarding small market capitalization companies to its Principal Investment Policies and Strategies as described in the Prospectus dated December 1, 2005, as revised January 6, 2006, as filed with the Securities and Exchange Commission via EDGAR on January 6, 2006, under Rule 497 under the Securities Act of 1933. Such description is incorporated herein by reference.

The MFS Emerging Markets Debt Fund, a series of MFS Series Trust X, expanded disclosure regarding derivative securities, as described in the "Principle Risks of an Investment" section of the Prospectus contained in Post-Effective Amendment No. 58 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on November 28, 2005, under Rule 485 of the Securities Act of 1933. Such description is incorporated herein by reference.